Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and the related Prospectus of Ardelyx, Inc. for the registration of up to $250,000,000 of its common stock, preferred stock, debt securities, warrants, and units, and to the incorporation by reference therein of our reports dated March 6, 2020, with respect to the financial statements of Ardelyx, Inc., and the effectiveness of internal control over financial reporting of Ardelyx, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

July 8, 2020